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Exhibit 6(a)

                      AMENDED AND RESTATED CHARTER
                                   and
                        ARTICLES OF INCORPORATION
                                   of
                 GENERAL AMERICAN LIFE INSURANCE COMPANY


                                ARTICLE I

      The name of the Company shall continue to be General American Life Insurance Company.

                               ARTICLE II

      The principal office of the Company shall continue to be located at 700 Market Street in the City of St. Louis, in the State of Missouri.

                               ARTICLE III

      The Company is incorporated for the purpose of making insurance upon the lives of individuals and every assurance pertaining thereto or connected therewith, to grant, purchase and dispose of annuities and endowments of every kind and description whatsoever, to provide an indemnity against death and for weekly or other periodic indemnity for disability occasioned by accident or sickness to the person of the assured and to have all the further rights, powers and privileges granted or permitted life insurance companies organized under the provisions of Chapter 376 R.S.Mo., and all Acts amendatory thereof or additional thereto.

                               ARTICLE IV

      The Company was originally organized as a domestic stock and mutual life insurance company in 1933 and, in a process initiated in 1936, converted to a mutual company with no capital stock. Pursuant to a Plan of Reorganization (the "Plan") adopted by the Company as of 26 September 1996, and in accordance with Senate Bill No. 759 as enacted by the 1996 Session of the 88th General


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Assembly of the State of Missouri (Section 376.1300 et seq. R.S.Mo.)(the "MHC
Statute"), the Company converted to a stock form life insurance company, without members, and each member of the Company immediately prior to the consummation of the reorganization described in the Plan became, automatically by operation of law, a member of General American Mutual
Holding Company in accordance with the provisions of the Articles of Incorporation and By-laws of General American Mutual Holding Company and the MHC Statute.

      The aggregate number of shares of stock that the Company shall be authorized to issue shall be five million (5,000,000) shares of common stock, with par value of one dollar ($1.00) per share.

      No holder of stock of the Company shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized, and all such additional shares of stock or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in its absolute discretion, may deem advisable.

      The Company shall be a continuation of the original corporation of the same name whose first Certificate of Authority to transact a life insurance business was granted by the Superintendent of the Insurance Department on the 5th day of September, 1933.

                                ARTICLE V

      The corporate powers of the Company shall be vested in a Board of Directors and shall be exercised by the Board and by such officers, agents, employees and committees, including an Advisory Committee, as the Board may, in its discretion, from time to time appoint and empower. The Board shall have the power from time to time to make, amend or repeal such By-laws, rules and regulations for the transaction of the business of the Company as the Board


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may deem expedient and as are not inconsistent with this Amended and Restated
Charter and Articles of Incorporation or the constitution or other laws of the State of Missouri. The Company shall have perpetual succession for a term of nine hundred ninety-nine (999) years.

                               ARTICLE VI

      The Board of Directors shall consist of not less than nine (9) and not more than fifteen (15) persons elected as hereinafter provided. At least one Director shall be a citizen and resident of the state of Missouri, and a majority of the Directors shall be policyholders of the Company. Meetings of the Board of Directors shall be held at such time and place and upon such notice as shall be prescribed by the By-laws of the Company. Vacancies in the Board of Directors may be filled by the shareholders at any regular meeting or at any special meeting called for that purpose, or by vote of a majority of Directors present at any regular or special meeting. Vacancies occasioned by death, resignation or disqualification when filled shall be filled for the unexpired term for which such Director was elected. Any Director elected by the Board to fill a vacancy shall have the same qualifications required of the Director whose place he or she takes. A majority of the members of the Board of Directors, or such greater number thereof as may from time to time be provided for in the By-laws of the Company, shall constitute a quorum for the transaction of business, but a smaller number may meet and adjourn from time to time until a quorum is present.

                               ARTICLE VII

      The incumbent members of the Board of Directors shall continue to be Directors of the Company until their respective terms have expired or until their successors are duly elected and qualified. New Directors will be elected by class so as to equalize as nearly as possible the number in each class of Directors. There shall continue to be three classes of Directors, each class serving for a three year term expiring one year after expiration of the term of the immediately preceding class (effective at the annual meeting of the Company for the year in which the term expires), so that the term of one class will expire each year. Each Director shall serve during the term for which he


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or she was elected or until a successor is duly elected and qualified and nothing in this Amended and Restated Charter and Articles of Incorporation shall be interpreted to prevent a Director whose term is expiring from being eligible for re-election.

                              ARTICLE VIII

      The annual meeting of the Company shall be held at the office of the Company in the City of St. Louis, State of Missouri, on the fourth Thursday in April in each year or at such other place as may be selected by the Board of Directors and shall be held at such time as shall be selected by the Board of Directors or as provided in the By-laws of the Company. Special meetings of the Company shall be called at any time by the vote of a majority of the entire number of the members of the Board of Directors, or upon the written request of five percent of those shareholders of the Company eligible to vote at such meeting, which request shall specify the matters proposed to be acted upon. Notice of any annual or special meeting shall be given in the manner provided in the By-laws.

      Each outstanding share of stock shall be entitled to one vote upon each matter submitted to a vote at any annual or special meeting of the Company. On all propositions which shall be submitted for decision at any annual or special meeting of the Company, such matter shall be decided by the vote of the majority of the shares voting at such meeting.

                               ARTICLE IX

      The policyholders of the Company shall benefit in the earnings and profits of the Company in such manner as shall be determined from time to time by the Board of Directors under the laws of the State of Missouri, and particularly Section 376.360 R.S.Mo. and all Acts amendatory thereof. Any allocation of earnings and profits as made by the Board of Directors pursuant to the provisions of this Article shall be binding and conclusive upon every person who is entitled to share in its profits or earnings.


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                                ARTICLE X

      This Amended and Restated Charter and Articles of Incorporation may be amended at any annual or special meeting of the Company by the majority vote of the shareholders voting at such meeting; provided that if it is proposed to amend the same at any special meeting a copy of the proposed amendment and a copy of the notice of the meeting of the shareholders of the Company called for that purpose shall be mailed at least ten (10) days before such meeting to each shareholder as the shareholder's address appears upon the books of the Company.

      If it be proposed to amend Articles IV, V, IX and X of this Amended and Restated Charter and Articles of Incorporation at any meeting, annual or otherwise, then the notice and a copy of the proposed amendment, provided in the preceding paragraph, shall be mailed at least thirty (30) days before such meeting and a true and correct list of the shareholders of the Company, together with the address of each as shown on the books and records of the Company, shall be filed with the Director of the Department of Insurance of the State of Missouri at least twenty (20) days before such meeting.

                               ARTICLE XI

      Whenever in this Amended and Restated Charter and Articles of Incorporation notice is required or permitted to be given by mail, the affidavit of the person who mailed such notice, filed with the Secretary of the Company, shall constitute conclusive evidence that such notice has been given and mailed.

                      ARTICLE XII:  INDEMNIFICATION

      The Company shall indemnify each of its directors, officers, employees, and agents to the full extent specified by Section 351.355 R.S.Mo., as amended from time to time (the "Indemnification Statute"), and, in addition, shall indemnify each of them against all expenses (including, without limitation, attorneys' fees, judgments, fines, taxes, and amounts paid in settlement) actually and reasonably incurred by him or her in connection with any claim (including, without limitation, any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and


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whether or not by or in the right of any corporation) by reason of the fact that he or she is or was serving the Company or at the request of the Company in any of the capacities referred to in the Indemnification Statute or arising out of his or her status in any such capacity, provided that the Company shall not indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

      The Company is authorized to give or supplement any of the aforesaid indemnifications by By-law, agreement, or otherwise and support them by insurance to the extent it deems appropriate. Amounts to be paid under this
Article XII shall be disbursed at such times and upon such procedures as the Company shall determine. All such indemnification shall continue as to any person who has ceased to serve in any of the aforesaid capacities and shall inure to the benefit of the heirs, devisees, and personal representatives of such person. Indemnification given under this Article XII shall survive elimination or modification of this Article XII with respect to any such expenses incurred in connection with claims arising out of acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be entitled to rely on such indemnification as a contract with the Company.


Originally filed 2/21/97
Amended 9/10/97 (Article IV, paragraph 2)



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